Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”), is made and entered into effective March 30, 2012, by and between Thomas C. K. Yuen (the “Employee”) and SRS Labs, Inc., a Delaware corporation (the “Company”) and hereby amends that certain Employment Agreement dated July 1, 1996 as amended March 14, 1997, between the Employee and the Company (the “Employment Agreement”).

WHEREAS, the parties previously entered into the Employment Agreement to provide for the Employee’s services as the Chief Executive Officer of the Company;

WHEREAS, the Employee and the Company desire to amend and update the Employment Agreement on the terms set forth herein to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      409A COMPLIANCE.

1.1                               Section 5.1 of the Employment Agreement is hereby amended by the deletion of the phrase “or in equal monthly installments, at the sole election of the Employee,”.

1.2                               The Employment Agreement is hereby amended by the addition of the following new Section 25:

Section 25.                                    Section 409A.  It is intended that any payment or benefit that is provided pursuant to or in connection with this Agreement that is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.  It is further intended that the payments hereunder shall, to the maximum extent permissible under Section 409A of the Code, be exempt from Section 409A of the Code under either (i) the exception for involuntary separation pay to the extent that all payments are payable within the limitations described in Treasury Regulation Section 1.409A-1(b)(9), or (ii) the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) to the extent that all payments are payable no later than two and a half months after the end of the first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

(a)                                 If the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at such time, any payments to be made or benefits to be delivered in connection with the Employee’s “Separation from Service” (as defined below) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) the Employee’s death or (ii) six months plus one day after the Employee’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code.  Payments of any such deferred compensation otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled.

(b)                                 For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(c)                                  For purposes of this Agreement, with respect to the timing of any amounts that constitute deferred compensation subject to Section 409A of the Code that depends on termination of employment or separation from service, termination of employment or separation from service shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services the Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to a level less than or equal to twenty percent (20%) of the average level of bona fide services the Employee performed over the immediately preceding thirty-six (36) month period.

1.3                               To the extent that Employee is a party to a Participation Agreement under the Company’s Amended and Restated Change in Protection Plan at the time of Employee’s cessation of employment for any reason, then the Employee agrees that Employee shall not be entitled to any benefits under Section 5 of the Employment Agreement.

1.4                               Except as expressly amended hereby, the Employment Agreement shall remain unchanged and in full force and effect.  This Amendment shall be deemed part of and is hereby incorporated into the Employment Agreement.  To the extent that any term or condition of the Employment Agreement shall contradict or be in conflict with any term or condition of this Amendment, the terms and conditions of this Amendment shall control.  This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement, and it is understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) same with the same force and effect as if such signature were an original thereof.  This Amendment cannot be altered, amended, changed or modified in any respect or particular except by an instrument in writing signed by both the Company and Employee.

IN WITNESS WHEREOF, this Amendment has been signed by the parties hereto effective as of the date set forth above.

SRS LABS, INC.		THOMAS C. K. YUEN

By	/s/ Chuck McBride	/s/ Thomas C. K. Yuen
Chuck McBride,
Chief Financial Officer